Filed in the Office of	Business Number E0236582007-3
Barbara K. Cegavske	Filing Number 20211393364
Secretary of State State Of Nevada	Filed On 4/19/2021 8:00:00 AM
	Number of Pages 3

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Data Storage Corporation Entity or Nevada Business Identification Number (NVID): E0236582007-3
2. Document:	Name of document with inaccuracy or defect: Certificate of Amendment (Document No. 20080682445-99)
3. Filing Date:	Filing date of document which correction is being made: 10/16/2008
4. Description:	Description of inaccuracy or defect: The amendment in Item 2 is misstated. It seems to recite the resolution rather than the amendment. Item 2, the amendment to the Articles of Incorporation should read as set forth below in Item 5.
5. Correction:	Correction of inaccuracy or defect: (i) The Certificate of Validation is attached hereto (ii) Article 3 is replaced in its entirety by the following: Article 3: Shares. The Corporation's authorized capital stock shall consist of Two Hundred Fifty Million (250,000,000) shares of common stock, par value $0.001 per share and Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share (continued on next page)
6. Signature: (Required)	X *[signature]* Signature Date 4/16/21

This form must be accompanied by appropriate fees.

Data Storage Corporation
E0236582007-3

Continuation of Certificate of Correction (10-16-2008)

5. Correction: Correction of inaccuracy or defect:

The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions, the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof.

Certificate of Validation and Ratification

April 16, 2021

This Certificate of Validation and Ratification (this "Certificate") is filed on behalf of Data Storage Corporation (the "Corporation"), pursuant to Nevada Revised Statutes ("NRS") 78.0296.

I, Charles M. Piluso, the President of the Corporation, hereby certify on behalf of the Corporation as follows:

1. This Certificate shall accompany, and is appended to, that certain Certificate of Correction filed on April 16, 2021 with the Nevada Secretary of State in accordance with NRS 78.0295.

2. The Certificate is being filed in connection with the ratification and validation of a corporate act taken on October 16, 2008, the Certificate of Amendment, in accordance with NRS 78.0296.

3. The effective date and time of the filing of the correction is October 16, 2008.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of the Corporation as of the date set forth above.

DATA STORAGE CORPORATION

By: ______________________
Charles M. Piluso, President